For Immediate Release	Exhibit 99.1
Contact: Robert Engle
703/356-8230

     FIRST POTOMAC REALTY TRUST ANNOUNCES ACQUISITION OF INTERSTATE PLAZA IN ALEXANDRIA, VA

                    BETHESDA, MD, Dec. 1 -— First Potomac Realty Trust (NYSE: FPO), a Bethesda, Maryland-based real estate investment trust, announced it closed today on its acquisition of Interstate Plaza, a 107,320 square foot distribution warehouse facility in Alexandria, Virginia. The property, which is leased entirely to the U.S. Government, is located inside the Capital Beltway, just north of the I-95/395/495 interchange.

     Interstate Plaza is the second acquisition announced by First Potomac since its initial public offering on October 23, 2003.

     “This acquisition is consistent with our strategy of acquiring well located assets with excellent long-term value prospects,” said Douglas J. Donatelli, First Potomac chief executive officer and president.

About First Potomac Realty Trust

     First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in Maryland, Virginia and the Washington, D.C. metropolitan area. With this acquisition, the company owns a 34-building portfolio totaling approximately 2.5 million square feet. The company’s largest tenant is the U.S. Government, which now leases approximately 465,000 square feet in the company’s properties under thirteen leases.

First Potomac’s press releases are available on the company website at www.first-potomac.com or by contacting the company at
301-986-9200.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings, changes in real estate and general market conditions. First Potomac Realty Trust does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.